                                                                   EXHIBIT 8.1

                       [LETTERHEAD OF LATHAM & WATKINS]


                                January 9, 1998


Getty Realty Corp.
125 Jericho Turnpike
Jericho, New York 11753

Power Test Investors Limited Partnership
125 Jericho Turnpike
Jericho, New York 11753

        Re: Registration Statement on Form S-4 of Getty Realty Corp.
            and Power Test Investors Limited Partnership

Ladies and Gentlemen:

        We have served as counsel to Getty Realty Corp., a Delaware corporation ("Getty"), and special tax counsel to Power Test Investors Limited Partnership, a New York limited partnership ("PTI"), in connection with the proposed transactions (the "Mergers") contemplated by the Agreement and Plan of Reorganization and Merger, dated as of December 16, 1997 (the "Agreement"), among Getty, PTI and (for purposes of Section l.l0(b) of the Agreement) CLS General Partnership Corp., a Delaware Corporation and General Partner of PTI ("CLS"). As counsel, we have participated in the preparation of the above-referenced Registration Statement and the exhibits thereto filed with the Securities and Exchange Commission (the "Registration Statement"), including a Joint Proxy Statement/Prospectus of Getty and PTI, dated January 12, 1998 (the "Proxy Statement"). Capitalized terms not defined herein have the meanings ascribed to them in the Proxy Statement.

LATHAM & WATKINS

 Getty Realty Corp.
 Power Test Investors Limited Partnership
 January 9, 1998
 Page 2

        The facts, as we understand them, are set forth in the Proxy Statement included in the Registration Statement. Based on such facts, the discussion set forth under the caption "THE MERGERS--Certain Federal Income Tax Consequences" on pages 48 through 49 of the Proxy Statement included in the Registration Statement is our opinion as to the material United States federal income tax consequences to shareholders of Getty and unitholders of PTI expected to result from the Mergers contemplated by the Agreement. You have not requested, and we do not express, an opinion concerning any other tax consequences of the Mergers.

        This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings, all of which are subject to change either prospectively or retroactively. Also, any variation or difference from the facts as set forth in the Proxy Statement included in the Registration Statement and incorporated herein might affect the conclusion stated herein.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "SUMMARY--The Mergers--Certain Federal Income Tax Consequences," "THE MERGERS--Certain Federal Income Tax Consequences" and "LEGAL MATTERS" in the Proxy Statement included in the Registration Statement.

                                     Very truly yours,


                                     /s/ Latham & Watkins